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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934, or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         COMMISSION FILE NUMBER 0-12247

                           SOUTHSIDE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                                 1201 S. BECKHAM
                               TYLER, TEXAS 75701
                                  903-531-7111

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    8.50% CUMULATIVE TRUST PREFERRED SECURITIES OF SOUTHSIDE CAPITAL TRUST I,
                               STATED VALUE $10.00
           8.50% SUBORDINATED DEBENTURES OF SOUTHSIDE BANCSHARES, INC. GUARANTEE OF SOUTHSIDE BANCSHARES, INC. WITH RESPECT TO PREFERRED SECURITIES
            (Title of each class of securities covered by this Form)

                                  COMMON STOCK

      8.75% CUMULATIVE PREFERRED SECURITIES OF SOUTHSIDE CAPITAL TRUST II,
                              STATED VALUE $10.00
           8.75% SUBORDINATED DEBENTURES OF SOUTHSIDE BANCSHARES, INC.
  GUARANTEE OF SOUTHSIDE BANCSHARES, INC. WITH RESPECT TO PREFERRED SECURITIES
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(i)    [ ]
           Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(ii)   [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date:

8.50% CUMULATIVE PREFERRED SECURITIES OF SOUTHSIDE CAPITAL TRUST I,
  STATED VALUE $10.00:                                                      0
                                                                          -----
8.50% SUBORDINATED DEBENTURES OF SOUTHSIDE BANCSHARES, INC.:                0
                                                                          -----
GUARANTEE OF SOUTHSIDE BANCSHARES, INC. WITH RESPECT TO PREFERRED
  SECURITIES:                                                               0
                                                                          -----
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Southside Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 21, 2003

                                        /s/ Lee Gibson
                                    ----------------------------------------
                                    By: Lee Gibson, Executive Vice President
                                        and CFO